Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2016 FIRST QUARTER RESULTS

REPURCHASES $23 MILLION OF 2019 SENIOR NOTES IN THE QUARTER

ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.115 PER SHARE

NEW YORK, NY, April 28, 2016 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the first quarter ended March 31, 2016. Operating EBITDA* in the first quarter of 2016 was $45.3 million, compared to $61.3 million in the first quarter of 2015. In the first quarter of 2016, Operating EBITDA was negatively affected by approximately $6.8 million in foreign currency losses on our dollar-denominated cash balances and receivables.

For the first quarter of 2016, our net income was $8.8 million, or $0.14 per basic and diluted share, compared to $13.6 million, or $0.21 per basic and diluted share, in the first quarter of 2015.

Summary Financial Highlights

	Q1 2016	Q4 2015	Q1 2015
Pulp revenues	$230.6	$216.3	$234.7
Energy and chemical revenues	$23.2	$21.5	$22.9
Operating income	$28.1	$44.2	$43.9
Operating EBITDA*	$45.3	$61.5	$61.3
Foreign exchange gain (loss) on intercompany debt	$0.6	$(0.9)	$(6.6)
Loss on derivative instruments	$(0.2)	$(0.2)	$(0.5)
Income tax provision	$(6.2)	$(7.7)	$(9.3)
Net income	$8.8	$21.7	$13.6
Net income per common share
Basic	$0.14	$0.34	$0.21
Diluted	$0.14	$0.33	$0.21
Common shares outstanding at period end	64.7	64.5	64.5

Summary Operating Highlights

	Q1 2016	Q4 2015	Q1 2015

Pulp production (‘000 ADMTs)	378.0	367.0	362.6
Annual maintenance downtime (‘000 ADMTs)	-	7.5	19.2
Annual maintenance downtime (days)	-	4	14
Pulp sales (‘000 ADMTs)	393.5	351.9	349.7
Average NBSK pulp list prices in Europe ($/ADMT)(1)	792	817	887
Average NBSK pulp list prices in North America ($/ADMT)(1)	943	945	995
Average NBSK pulp list prices in China ($/ADMT)(1)	590	600	663
Average pulp sales realizations ($/ADMT)(2)	580	609	665
Energy production (‘000 MWh)	475.5	465.9	455.0
Energy sales (‘000 MWh)	207.4	204.4	199.2
Average energy sales realizations ($/MWh)	93	92	95
Average Spot Currency Exchange Rates:
$ / €(3)	1.1035	1.0954	1.1246
$ / C$(3)	0.7301	0.7487	0.8057

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

* Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

President’s Comments

Mr. David M. Gandossi, Chief Executive Officer, stated: “In the first quarter of 2016:

•	we continued to reduce indebtedness and future debt service costs through the repurchase and cancellation of $23 million of our 2019 Senior Notes at a cost of $23.1 million;

•	our mills generally performed well and pulp production increased by approximately 4%, compared to the first quarter of 2015, and 3%, compared to the last quarter of 2015;

•	our pulp sales volumes increased by approximately 13% and 12%, compared to the first quarter and last quarter of 2015, respectively, primarily due to steady demand in both China and Europe;

•

pulp list prices decreased marginally in Europe and China, and were generally flat in North America, compared to the end of 2015. At the end of the current quarter, list prices in Europe, North America and China were approximately $790, $950 and $590 per ADMT, respectively;

•

pulp prices in China declined slightly compared to the last quarter of 2015 as a result of downward pressure on the Chinese currency and weakening hardwood pulp prices. In Europe, pulp prices were also marginally lower in the first quarter of 2016 compared to the trailing quarter as a result of weakening hardwood pulp prices. This resulted in our average pulp price realizations being approximately 5% lower in the first quarter of 2016 compared to the last quarter of 2015;

•

at the end of the current quarter, the dollar weakened and as at March 31, 2016 was approximately 5% and 7% lower versus the euro and the Canadian dollar, respectively, compared to December 31, 2015. This resulted in a negative impact on our dollar-denominated cash balances and receivables which was partially offset by the positive impact of a stronger dollar during the quarter on our euro and Canadian dollar-denominated costs and expenses. The net impact of foreign exchange reduced our Operating EBITDA in the current quarter by $3.2 million compared to the same quarter of 2015 and by $9.2 million compared to the last quarter of 2015;

•	our net debt to equity ratio (defined as debt, less cash and cash equivalents, divided by total equity) decreased to 1.1 to 1, as at March 31, 2016, from 1.4 to 1, as at December 31, 2015;

•

we had Operating EBITDA of $45.3 million, down from $61.5 million in the last quarter of 2015, as our strong operating performance was more than offset by a 5% decline in our pulp sales realizations, the $9.2 million net negative impact of changes in currency described above and the $6.1 million recovery as a result of our successful appeal before the B.C. Utilities Commission in the last quarter of 2015. As compared with the first quarter of 2015, in which we had Operating EBITDA of $61.3 million, our current quarter’s strong operating performance was more than offset by a 13% decline in our pulp sales realizations and the $3.2 million net negative impact of changes in currency described above; and

•	we had net income of $8.8 million, compared to $21.7 million in the last quarter of 2015 and $13.6 million in the first quarter of 2015.”

•

Mr. Gandossi continued: “For 2016, our Rosenthal mill’s annual maintenance downtime is scheduled for 12 days in the third quarter and our Stendal mill’s annual maintenance downtime is scheduled for three days in the second quarter and 12 days in the fourth quarter. Our Celgar mill’s annual maintenance downtime was initially scheduled for 12 days in the second quarter of 2016, but was extended to 28 days as a result of additional maintenance work being required during the maintenance shut and a slower than planned start-up.”

Mr. Gandossi concluded: “Currently, the NBSK pulp market is generally balanced with world producer inventories at about 30 days’ supply. Looking forward we currently expect steady pulp demand in the second quarter of 2016 with some upward demand and price pressure in Europe and China resulting from seasonal maintenance downtime in Europe and lower inventories in China.”

Quarterly Dividend

A quarterly dividend of $0.115 per common share will be paid on July 7, 2016 to all shareholders of record on June 27, 2016. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

Total revenues for the three months ended March 31, 2016 decreased marginally to $253.8 million from $257.5 million in the same quarter of 2015, due to lower pulp revenues.

Pulp revenues in the first quarter of 2016 decreased by approximately 2% to $230.6 million from $234.7 million in the same quarter of 2015, due to lower pulp sales realizations partially offset by higher sales volumes.

Energy and chemical revenues increased marginally to $23.2 million in the first quarter of 2016 from $22.9 million in the same quarter of 2015, primarily due to higher sales volumes.

Pulp production increased by approximately 4% to 377,992 ADMTs in the current quarter from 362,629 ADMTs in the same quarter of 2015, primarily due to no annual maintenance downtime in the current quarter compared to 14 days in the same quarter of 2015.

Pulp sales volumes increased by approximately 13% to 393,461 ADMTs in the current quarter from 349,691 ADMTs in the same quarter of 2015, primarily due to steady demand in both China and Europe.

In the current quarter of 2016, list prices for NBSK pulp declined from the same quarter of 2015, largely as a result of the stronger dollar and weakening hardwood pulp prices. Average list prices for NBSK pulp in Europe were approximately $792 per ADMT in the first quarter of 2016, compared to approximately $887 per ADMT in the same quarter of 2015. Average list prices for NBSK pulp in North America and China were approximately $943 per ADMT and $590 per ADMT, respectively, in the first quarter of 2016, compared to approximately $995 per ADMT and $663 per ADMT, respectively, in the same quarter of 2015.

Average pulp sales realizations decreased by approximately 13% to $580 per ADMT in the first quarter of 2016 from approximately $665 per ADMT in the same quarter last year, primarily due to lower list prices.

Near the end of the current quarter, the dollar weakened and as at March 31, 2016 was approximately 5% and 7% lower versus the euro and the Canadian dollar, respectively, compared to December 31, 2015. This resulted in a negative impact on our dollar-denominated cash balances and receivables which was partially offset by the positive impact of a stronger dollar during the quarter on our euro and Canadian dollar-denominated costs and expenses. The net impact of foreign exchange reduced our Operating EBITDA in the current quarter by $3.2 million compared to the same quarter of 2015.

Costs and expenses in the current quarter increased by approximately 6% to $225.7 million from $213.6 million in the first quarter of 2015, primarily due to higher sales volumes partially offset by lower annual maintenance costs.

In the first quarter of 2016, operating depreciation and amortization decreased marginally to $17.0 million from $17.3 million in the same quarter of 2015, due to the impact of a stronger dollar relative to the euro and Canadian dollar.

Selling, general and administrative expenses increased to $11.8 million in the first quarter of 2016 from $11.4 million in the same quarter of 2015.

Transportation costs increased by approximately 6% to $18.3 million in the current quarter from $17.3 million in the same quarter of 2015 due to increased sales volumes.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 10% from the same quarter of 2015, primarily as a result of a balanced wood market in both Germany and in the Celgar mill’s fiber basket. In the current quarter, in euro terms, average fiber prices in Germany were approximately 6% lower than the comparative quarter. In the current quarter, in Canadian dollar terms, average fiber prices for our Celgar mill were marginally lower than the comparative quarter.

In the first quarter of 2016, our operating income decreased by approximately 36% to $28.1 million from $43.9 million in the same quarter of 2015, primarily due to lower pulp sales realizations partially offset by lower annual maintenance costs and higher sales volumes.

Interest expense in the current quarter decreased to $13.2 million from $13.9 million in the same quarter of 2015, primarily as a result of lower indebtedness.

As a result of a weakening of the dollar versus the euro at the end of the first quarter of 2016, we recorded a non-cash gain on the foreign exchange translation of certain intercompany debt between Mercer Inc. and its wholly-owned subsidiaries, which increased our net income by $0.6 million.

In the current quarter, the non-cash unrealized derivative loss on the mark to market adjustment of our Stendal mill’s interest rate derivative was $0.2 million, compared to $0.5 million in the same quarter of 2015.

In the current quarter, other expense included a loss of $0.5 million, primarily due to the write-off of deferred financing costs associated with our repurchase and cancellation of $23.0 million of our 2019 Senior Notes.

During the first quarter of 2016, income tax expense decreased to $6.2 million from $9.3 million in the same quarter of 2015 due to lower taxable income for our German mills.

For the first quarter of 2016, we reported net income of $8.8 million, or $0.14 per basic and diluted share compared to net income of $13.6 million, or $0.21 per basic and diluted share, in the same quarter of 2015.

In the first quarter of 2016, Operating EBITDA decreased by approximately 26% to $45.3 million from $61.3 million in the same quarter of 2015, primarily as a result of lower pulp sales realizations and the $3.2 million net negative impact of changes in currency, partially offset by lower annual maintenance costs and higher sales volumes.

Liquidity and Capital Resources

The following table is a summary of our cash flows for the periods indicated:

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Net cash provided by operating activities	$63,466	$59,845
Net cash used in investing activities	(7,558)	(7,715)
Net cash (used in) provided by financing activities	(30,983)	735
Effect of exchange rate on changes in cash and cash equivalents	5,315	(6,194)

Net increase in cash and cash equivalents	$30,240	$46,671

The following table is a summary of selected financial information as at the dates indicated:

	March 31, 2016	December 31, 2015
	(in thousands)
Financial Position
Cash and cash equivalents	$129,869	$99,629
Total current assets	$415,994	$388,811
Total current liabilities	$123,080	$104,421
Working capital	$292,914	$284,390

Total assets	$1,238,464	$1,182,817
Debt	$615,966	$638,043
Total liabilities	$800,639	$799,841
Total equity	$437,825	$382,976

As at March 31, 2016, we had approximately $141.3 million available under our revolving credit facilities.

As a result of the weakening of the U.S. dollar versus the euro and the Canadian dollar as at March 31, 2016, we recorded a non-cash increase in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash increase of approximately $52.3 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as an increase to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, April 29, 2016 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/aygx6whw or through a link on the company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi Chief Executive Officer (604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues
Pulp	$230,629	$234,657
Energy and chemicals	23,214	22,890

	253,843	257,547
Costs and expenses
Operating costs, excluding depreciation and amortization	196,942	184,948
Operating depreciation and amortization	17,032	17,304
Selling, general and administrative expenses	11,769	11,364

Operating income	28,100	43,931

Other income (expense)
Interest expense	(13,191)	(13,884)
Foreign exchange gain (loss) on intercompany debt	555	(6,610)
Loss on derivative instruments	(210)	(524)
Other expense	(286)	(14)

Total other expense	(13,132)	(21,032)

Income before provision for income taxes	14,968	22,899

Current income tax provision	(1,753)	(3,352)
Deferred income tax provision	(4,446)	(5,913)

Net income	$8,769	$13,634

Net income per common share
Basic and diluted	$0.14	$0.21

Cash dividend declared per common share	$0.115	$—

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$129,869	$99,629
Restricted cash	9,682	9,230
Accounts receivable	137,344	134,254
Inventories	133,688	141,001
Prepaid expenses and other	5,411	4,697

Total current assets	415,994	388,811

Property, plant and equipment, net	791,893	762,391
Intangible and other assets	9,333	8,461
Deferred income tax	21,244	23,154

Total assets	$1,238,464	$1,182,817

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$122,044	$103,450
Pension and other post-retirement benefit obligations	1,036	971

Total current liabilities	123,080	104,421

Debt	615,966	638,043
Interest rate derivative liability	7,008	6,533
Pension and other post-retirement benefit obligations	26,916	25,374
Capital leases and other	12,304	12,299
Deferred income tax	15,365	13,171

Total liabilities	800,639	799,841

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized;
64,656,000 issued and outstanding (2015 – 64,502,000)	64,618	64,424
Additional paid-in capital	329,943	329,246
Retained earnings	162,214	160,880
Accumulated other comprehensive loss	(118,950)	(171,574)

Total shareholders’ equity	437,825	382,976

Total liabilities and shareholders’ equity	$1,238,464	$1,182,817

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from (used in) operating activities
Net income	$8,769	$13,634
Adjustments to reconcile net income to cash flows from operating activities
Unrealized loss on derivative instruments	210	524
Depreciation and amortization	17,219	17,387
Deferred income taxes	4,446	5,913
Foreign exchange (gain) loss on intercompany debt	(555)	6,610
Defined benefit pension plan and other post-retirement benefit plan expense	476	709
Stock compensation expense	891	630
Other	1,016	456
Defined benefit pension plan and other post-retirement benefit plan contributions	(426)	(475)
Changes in working capital
Accounts receivable	3,953	(9,621)
Inventories	14,636	(4,921)
Accounts payable and accrued expenses	13,210	27,773
Other	(379)	1,226

Net cash from (used in) operating activities	63,466	59,845

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(6,936)	(7,064)
Purchase of intangible assets	(520)	(873)
Other	(102)	222

Net cash from (used in) investing activities	(7,558)	(7,715)

Cash flows from (used in) financing activities
Repurchase of notes	(23,079)	—
Dividend payment	(7,418)	—
Proceeds from (repayment of) revolving credit facilities, net	—	953
Other	(486)	(218)

Net cash from (used in) financing activities	(30,983)	735

Effect of exchange rate changes on cash and cash equivalents	5,315	(6,194)

Net increase in cash and cash equivalents	30,240	46,671
Cash and cash equivalents, beginning of period	99,629	53,172

Cash and cash equivalents, end of period	$129,869	$99,843

Supplemental cash flow disclosure
Cash paid for interest	$599	$126
Cash paid for income taxes	$4,630	$413

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. We use Operating EBITDA as a benchmark measurement of our own operating results and as benchmarks relative to our competitors. We consider it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not actual cash costs, and depreciation expense varies widely from company to company in a manner that we consider largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, or as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies. The following table sets forth a reconciliation of net income to Operating EBITDA:

	Three Months Ended
	March 31,		December 31,
	2016	2015	2015
Net income	$8,769	$13,634	$21,696
Income tax provision	6,199	9,265	7,678
Interest expense	13,191	13,884	13,256
Foreign exchange (gain) loss on intercompany debt	(555)	6,610	874
Loss on derivative instruments	210	524	236
Other expense	286	14	432

Operating income	28,100	43,931	44,172
Add: Depreciation and amortization	17,219	17,387	17,377

Operating EBITDA	$45,319	$61,318	$61,549

(4)

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